Exhibit 5.1

June 27, 2018

Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Adobe Systems Incorporated (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up 7,500,000 shares of the Registrant’s common stock, $.0001 par value, pursuant to the Registrant’s 2003 Equity Incentive Plan, as amended (the “2003 Plan”) and the offering of 218,236 shares of Registrant's common stock, $.0001 par value (together with the shares covered by 2003 Plan, the “Shares”), subject to issuance by Registrant upon the exercise of stock options granted under the 2016 MagentoTech LLC Unit Option Plan, as amended (the “2016 Plan”), and assumed by Registrant in accordance with the terms of the Purchase Agreement by and amount the Registrant, MagentoTech LLC and certain other parties named therein.

In connection with this opinion, I have examined such documents and such matters of fact and law as I have deemed necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am opining herein as to the effect on the subject transactions of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance and sale of the Shares in accordance with the terms of the 2003 Plan and 2016 Plan and in the manner contemplated by the Registration Statement, and subject to the Registrant completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the 2003 Plan and 2016 Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or when certificates representing the Shares have been signed by an authorized officer of the transfer agent and registrar therefor, the Shares will be validly issued, fully paid and nonassessable securities of the Registrant. In rendering the foregoing opinion, I have assumed that the Registrant will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Jonathan Vaas
Jonathan Vaas
Associate General Counsel